                                                                    EXHIBIT 99.1

[LOGO] STURM, RUGER & CO., INC.
       SOUTHPORT, CONNECTICUT 06890 U.S.A.

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                                                                FINAL TRANSCRIPT
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THOMSON STREETEVENTS (SM)
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RGR-Q22009SturmRugerEarningsConferenceCall
EventDate/Time:Jul.30.2009/1:00PMGMT
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Jul.30.2009/1:00PM,RGR-Q22009SturmRugerEarningsConferenceCall
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C O R P O R A T E   P A R T I C I P A N T S

Michael Fifer
Sturm Ruger - President, CEO

Kevin Reid
Sturm Ruger - VP, General Counsel

Thomas Dineen
Sturm Ruger - VP, Treasurer, CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Reed Anderson
DA Davidson - Analyst

Mark Close
Oppenheimer & Close - Analyst

Keith Morris
Ramsey Asset Management - Analyst

Chris Harrell
Capco Asset Management - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Second Quarter 2009 Sturm
Ruger Earnings Conference Call. My name is John and I will be your coordinator for today. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

I would now like to turn the presentation over to your host for today's call,
Mr. Michael Fifer, CEO of Sturm Ruger. Please proceed, sir.

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Michael Fifer - Sturm Ruger - President, CEO

Good morning. This is Mike Fifer. Welcome to Sturm Ruger & Company's first conference call I believe ever. Just a few basics before we get started here. I would particularly appreciate if the analysts on the call would email some feedback to the call --or about the call to Tom Dineen, our CFO, after the call.
We'd like to understand if we're delivering the right information during the call, and we'd also like to understand if it's actually worthwhile having the call.

Tom and I will talk about the quarter and then at the end we'll take a few questions. I ask that your questions; A, relate to the information that's important in determining the intrinsic value of the Company -- in other words, I really don't want questions about your Blackhawk that your dad gave you -- let's focus on the important stuff that's been given in the MD&A and clarification you need on it.

And then please also let me hear questions to prior periods -- the quarter just ended or periods prior to that. As you understand from our investor communication policy we do not discuss the future and we won't be doing it today, so please let's stay focused here.

                                                                               1

Okay, I'm going to start with a quick overview and then we'll get into some details. First, the second quarter compared to 2008. Sales increased 87% from
$38.7 million to $72.4 million. Gross margins increased from $8.5 million to $25 million. Operating profit increased from $1.5 million to $14 million.

Adjusted operating profit increased from $0.6 million to $14.4 million. And I want to use a caution here, adjusted operating profit is the measure I've described at some of the past annual meetings. It's an internal measure. It is not a GAAP recognized measure, but we find it very useful because it makes it easier to compare period to period and more closely follow the cash flow than the standard operating profit. And I can explain why if somebody needs to know during the Q&A.

Our reported earnings per share increased from $0.05 per share to $0.46 per share. And the net cash generated from our operations increased from last year a use of $3.5 million to this year a source of $9.7 million. And by the way, I'm going to pause for just a second because it's been pointed out to me that I failed to read the cautionary statement, so I'll briefly turn it over to Kevin
Reid, our General Counsel, to read the caution about forward-looking.

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Kevin Reid - Sturm Ruger - VP, General Counsel

We just want to remind everyone, please, that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of future are forward-looking statements.
It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to the
Company's reports on Form 10-K for the year ended December 31st, 2008 and Forms
10-Q for the first and second fiscal quarters of 2009.

Copies of these documents may be obtained by contacting the Company or the SEC or the Company website at www.ruger.com/corporate or the SEC website at
www.sec.gov. Furthermore, the Company disclaims all responsibility to update forward-looking statements.

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Michael Fifer - Sturm Ruger - President, CEO

Okay, thank you, Kevin. And getting back to our quick overview, I gave you the comparison to the second quarter of last year. I also think it's very important to do a comparison to the quarter just ended. We try to be continuously improving and so that's important. Sales increased 14% from $63.5 million to
$72.4 million. The gross margin increased from $20.8 million to $26.1 million.

Operating profit increased from $9.4 million to $14 million. And the adjusted operating profit increased from $10.6 million to $14.4 million. And our reported earnings per share increased from $0.30 per share to $0.46 per share. And finally, our net cash generated from operations increased from $5.7 million to
$9.7 million in the quarter.

And a quick overview on a year-to-date basis comparing the first six months of fiscal 2009 to the first six months of fiscal 2008; our sales increased 67% from
$81.2 million to $135.9 million. Our gross margin increased from $19.2 million to $44.6 million. Our operating profit increased from $3.8 million to $23.4 million. Our adjusted operating profit increased from $0.6 million to $14.4 million. And our reported earnings per share increased from $0.05 per share to
$0.46 per share.

Net cash generated from operations increased from a use of $1.1 million in the first six months of last year to a source of $23.5 million in the first six months of this year. Now I'd like to go into some of the key details that are important to understanding the underlying demand and our ability to fulfill that demand. And we're going to go ahead and load here one of the important unit tables we provide in the beginning of the MD&A section of your 10-Q. And what's important to note on this is that units in the quarter were down 59% unit to order from the first quarter, but still 70% greater than last year.

                                                                               2

At the same time, distributor inventories are starting to rebuild and they're getting closer to what we would consider normalized levels probably in the
65,000 to 70,000 unit range. They've still got a little ways to go, although they came back from their low point in Q1. And that's important because the ability to capture that retail sale we've got to have units out at distribution.
We still have a very significant backlog of orders of 412,000 units which, by the way, substantially exceeds our ability to ship in one quarter -- to build and ship.

Now Tom will go the MD&A dollar backorder table. The dollar value of orders received were down 47% from the first quarter, but still more than two times the number of the dollar value of orders received last year. Also important to note is that the average sales price of orders received is up dramatically from 2008.
As you'll notice, we went from roughly $275 last year per order to -- or per unit, to $400 this year. And that's really due to the introduction of our new
SR-556 Modern Sporting Rifle --that's the AR style rifle.

And even though our unit backlog decreased ten percent from 458,000 units to
412,000 units, the dollar value of the ending backlog actually increased by almost $2 million. And this reflects the increased value per unit of the new
SR-556.

Okay, Tom, next table. In the MD&A, we've attempted to give some of the reasons we believe that the orders declined from the first quarter and the most obvious one is that the surge -- which was probably driven primarily by the change in the administration and fears over the new politics and also, to some degree, by the declining economy, -- the surge has abated somewhat. And we'll go into a few more details on that, but the big spike in demand is pretty much behind us.

Also, we reached the point where the distributors when we give them a call and talk about orders they'd say look, I've got six months on order with you already, what's the point in ordering any more. So, the large backlog at the end of the first quarter frankly discouraged additional orders.

The third point is that there's been a prolonged ammunition shortage. We get calls and emails every day from consumers. For example, on our popular LCP --
the .380 caliber small handgun -- where they can't find ammo. They may have bought the gun for themselves or quite often I've bought one for myself, I've bought one for my spouse, I've bought three of them for my children, and I can't get any ammo. And so, that has actually gotten to the point where it's probably hindered some retail sales, probably not a great deal but it is having an affect.

And then finally, with having some stronger inventories through the distribution channel which was a real problem in Q1, that's taken some of the urgency off.
And then I'll be showing you a graph in a minute here, there is some normal product seasonality. At this time of year frankly retailers hope for a rainy weekend. If it rains, people might show up at the firearms retailer, and if it's gorgeous and sunny, they've usually got something else to do.

Okay, Tom, we'll go to the --. Okay, I showed you this slide on US commercial market -- sort of a historical sales. You can see that in the year ended 2008, we finished about a little bit more than $2 billion in sales for the industry.
And you can see that there's some concerns over the spike that's recently come up in 2007, 2008 which a lot of folks feel was driven somewhat by the two year long presidential campaign and what would happen thereafter.

A few things have changed since the last time this occurred and there -- well, let me -- excuse me, let me jump onto this slide here that's up here. On the
NICS background check, this is an indication of retail transactions. This includes used gun sales, it includes new gun sales, and it includes some other transactions as well. But it's a good proxy for estimating what's going on out in the industry.

And you can see that it follows a pretty reasonable -- or pretty similar pattern from year to year except for the red graph which showed the surge that was probably driven by politics and the economy. And then -- that was 2008, and then the high, dark line is 2009 and you can see it's starting to resume to the normal pattern. It is down five percent from May, during the month in June, but it is still up 17% over June of last year and that's a key indicator that frankly makes it easier for me to sleep at night, to see that it's still above last year.

                                                                               3

Okay, let's go to the next one. One of the major changes in the industry now as this surge is starting to wind down compared to say the surge in 1994, is that
1994 there weren't very many states that allowed concealed carry and today there are many states that allow concealed carry.

And this is a slide we used on an internal presentation, so I would caution you that the statistics on the right hand column are measured differently by every state. There would be detailed footnotes on every one of those numbers explaining how we got the number, where it came from.

For example, I can point out to you very quickly that in Ohio permits are for a certain fixed period of time and then when you renew them it looks like a brand new application. And so you've got some of that going on. So take those statistics on the right with some caution, but look at you know the blue and the yellow on those states and you can see that pretty much most of the country you now have the right to carry a firearm, okay.

And why is it that key? That's key because two of our new Blockbuster products
-- the light weight compact pistol and the light weight compact revolver which we call LCP and LCR -- directly address this TCW market and, therefore, are less likely to be affected by some future firearms ban, okay?

Now getting into some of the details from the MD&A section of the 10-Q, starting with production, our unit production in the second quarter of 2009 increased 18%
from the first quarter of 2009, which frankly was a pretty good quarter -- and increased 64% from one year ago.

I think we're very pleased with our progress on lean, but there is no finish line on lean. We've still got a long way to go. There are even today large sections of the factory that have had very little progress on lean, for example, some of our small parts manufacturing that seed our assembly lines. We've made a lot of progress. There's still a long way to go.

Tom, the inventory slide, please. Okay, we've had continued reduction in inventories. We've pretty much already brought down our finished goods inventories and we're shipping literally every day what we built the day before.
And so there isn't much room to reduce that further, but we did make significant progress on our raw and work in progress inventory. During the quarter, that declined another $3.8 million and you can see there's been a significant decline year to date.

I think we are on the major product lines -- the ones that are selling well --
we're probably north of four or five turns and on some of the older, more mature product lines where we inherited a lot of inventory we're still probably down in the two turns your left. So there's still opportunity in that raw and WIP to bring it down.

Now one thing I want to point out on the finished goods inventory is that as this surge abates further, we anticipate rebuilding our safety stock inventories. It's been a gold mine for the last three years.

I've mentioned before during annual meetings that I would expect our finished goods inventories to hit the low point roughly at the end of the second quarter each year, and then we would rebuild them through the summer and fall. And ideally, we'd reach our peak inventory levels late in the year around December
31st so that as we go into the spring buying season we've got a lot of goods to ship. We've never done it in the three years I've been at the Company. I don't think we've had double action revolvers in stock the entire time I've been here, for example.

We have, however, made significant progress in our ability to manufacture these products so I'm hopeful that we can get there and rebuild the safety stock levels. And an important note for investors is that that could consume up to about $15 million in finished goods inventory if I can get us to where we want to be to be able to take advantage of any strong demand in the beginning of the year.

Okay, let's jump forward to the gross margin table. One of the things I'd like to point out is another non-GAAP measure, but one that I find and our management teams find very useful in managing the business, and that is to do a quick subtotal of our cost of products sold before all the inventory adjustments such as LIFO, overhead rate and labor rate, and also product liability and product recall.

                                                                               4

And the reason we do this is because when this management team got started there was more than $100 million of inventory and small changes in the LIFO rate or small changes in an overhead rate or labor rate multiplied by that huge inventory would result in a pretty large adjustment in the quarter and sometimes would overwhelm the information on how we actually performed in the factory and selling in the field during the quarter.

So we do a quick subtotal there and I would encourage investors to look at that subtotal and to note the very significant improvement in the reduction of that cost of sales there or improvement of what we sometimes internally call performance gross margin. That's something we watch very carefully because it does give a quarter to quarter gauge on how we're improving in the factories and selling in the field.

Now the rest of the measures on there are also very important, particularly for looking at the long term health of the business. And as you can see because we've continued to reduce inventories, LIFO expense has actually been income in the recent period.

And then I would point out on the overhead rate and labor rate, you know we've really hit some peak production levels recently and so as you would expect we are leveraging any fixed costs and frankly we're leveraging a few of the variable costs as well. So whenever it appears that you're improving your efficiency, you have to take a charge against the inventory in the warehouse and so that's why those are expenses.

Frankly, if things slow down, we've got regular folks working in the factory --
they'll try their best to slow down a little bit, too, and so efficiencies probably will suffer a little bit, hopefully not much. It's a little harder for them to suffer in single piece flow than it is in a batch kind of factory. But I would expect that those overhead rate adjustments and labor rate adjustments which are now expenses will probably reverse themselves at some point.

Okay, the next table is the year-to-date version and you'll see comparable results there to the quarter, significant improvements in performance.

Okay, one other thing I've put in the press release yesterday that I'd like to talk about and that is our incremental sales growth. It's very hard to determine exactly how much is due to surge, how much is due to market share gain. It is very easy to determine how much is due to new product introductions. So considering our SR9, LCP, LCR, and the new 556 Rifle, we measured those and roughly 50% of our sales gain year to date was from those new products.

And then we went product by product and tried to determine sort of what were normal levels, where we thought we maybe gained some share, where frankly we lost share during the surge. For example, we lost market share in double action revolvers during the surge because we just couldn't fulfill the orders as fast as they came in and anecdotally we understand that some of our competitors frankly did a better job of getting those kinds of products out into the market.
So they probably picked up share there; however, we feel we picked up share in other areas.

So I've rounded these numbers off to 50%, 25%, and 25% to give sort of an order of magnitude of where we believe our incremental sales came from. There was no
PhD study behind this. These are estimates developed internally from just looking at the details and talking to our distributors and many retailers. But I think it's important to note we didn't just ride the surge, we actually developed and introduced new products that were embraced by the market and we think in a few areas we took a little market share.

Okay, I'd like to talk for just a minute about our SG&A expenses. Our selling went down as a percent of sales during the period in spite of some increased frayed out expenses and some increased promotional expenses. We started some promotions last fall before we knew who was going to win the election and they were extraordinarily successful, particularly one of them that required retailers to buy in by getting product from multiple categories.

                                                                               5

And what we found is it got us back some more shelf space and also it was good for the retailers in that there may have been some our products that they hadn't sold in years they kind of felt pressure to buy in this part of this package and then suddenly discovered they could sell them. So, I think it may have some long term benefits and that they'll feel better about buying a broader selection of
Ruger rather than just trying to cherry pick the hottest products.

On the G&A side, we actually went up as a percent of sales which was frustrating for me but digging into the details a significant portion of it is due to the expensing of performance based stock options. And what happened is that we --
when we issued stock options and a lot of them were related to specific operating goals, we exceeded those goals so some of those options vested early.
So options that we've been thinking we might expense over three years, suddenly we had to expense over a couple of quarters.

And then also we had some FAS 123 adjustments to the tax treatments, how we've been expensing options. And that was a one time expense. It wasn't significant.
I think it was in the order of about $800,000 and that won't -- you won't see that one again. And then finally because of the performance, we had some additional bonus accrual most of which we stuck in the G&A.

Okay, I'd like to talk a little bit about liquidity. Our cash generated from operations during the second quarter was $13.1 million and at the end of the quarter our cash and equivalents was $43.6 million. Our pre-LIFO working capital was $102.4 million, less the reserve of $43 million for LIFO, a result in the working capital of $59.3 million and a current ratio of 3.2 to one.

And I think it's important to note that we have no debt. You'll recall last fall
I drew down $1 million on our credit line just to make sure we could sort of exercise it -- get the engine warm on the engine. And we had some challenges in getting that going. And then we've spent a couple of months there -- we'd borrow a little bit each week, pay it off a little bit the next week, just making sure it worked. And we had access to that credit line.

Since then we all realized that the financial markets have largely stabilized and that's not a risk anymore so during the first quarter we paid off that and haven't felt any need to draw down on it again.

Our CapEx spending for the year, we're still on target I believe to spend about
$12 million. We front loaded a little bit of it to take advantage of the surge, but I still think we'll come in where we expected to for the year. And then I want to remind everyone again my comments on the inventory build. If we get into a point where we can catch up we will start building finished goods inventory.
Ideally we'd be in a position with good safety stocks at the end of the year.

I don't know if we can get there, but if we were to get there it could consume as much as $15 million in inventory. On the other hand, it would probably be offset a little bit by a reduction in AR and I really don't have any estimates for that.

And then finally, a comment on our pension plan. We froze the pension plan in late 2007. Prior to that period, we had been making contributions in excess of what was required. We continued through 2008 making contributions in excess of what was required and we are doing so today in 2009.

The result of that is we actually have a form of credit that if we to ever get into a cash crunch we could avoid making contributions for probably at least a couple of years to the pension and still meet all the legal, technical requirements. However, we're in a good, strong position and so in the interest of kind of dollar cost averaging we are continuing to make regular payments to that pension plan hoping that the day will come when our obligations are fully met and we can go ahead and retire that whole program.

Finally, I'd like to talk a little bit about those stock options. As I said, quite a few have vested because they were performance based rather than time based. And quite a few of those options were spread around the management team and even into some of the lower ranks to some of our rising stars in the organization.

                                                                               6

So some of those folks this is the first time in their life they've ever had options and suddenly a few of them are vested and they're really excited and they want to know what that means and am I allowed to exercise them and how do I exercise them, and gee, what's the stock price going to go to. Very few of which answers I could give them, but we may find that some of those folks go ahead and do some exercising here and perhaps even a few of the officers might convert some of their options as well.

So there are 19.1 million shares roughly outstanding and if everybody in the
Company who had a vested option and every director and every officer exercised them, I think the dilution would only be about a couple hundred thousand shares net.

So I don't think it's anything to be alarmed of, nor do I have any indication that everybody is going to rush out and do that. But there's been a lot of chatter internally since they vested and a lot of excitement about it, so just a little forewarning - you may see a few Form 4s or Form 144s and not to get
alarmed about that.

Okay, with that in mind, I'd like to now turn it over to questions. And, Tom, you go over there and sit there.

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Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions)

Michael Fifer - Sturm Ruger - President, CEO

Okay, and while those folks are doing that, I'd like to remind you once more, particularly the professional analysts on the call, to please don't hesitate to contact Tom Dineen afterwards and give him some feedback on the call. We'd like to know how we can improve it, it was useful for you, and so on. Thank you.

Operator, if you would take the question from Mr. Anderson, please.

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Operator

Okay, your next question comes from the line of Reed Anderson with [DD]
Davidson. Please proceed.

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Reed Anderson - DA Davidson - Analyst

DA Davidson. Thank you. Thank you very much for taking my question. A couple of things. I was wondering if, Mike, you might touch on just -- or I'm just curious about kind of your mix of your firearms business -- handgun versus long gun.
Could you talk about what that might have been in the second quarter? What that might have looked like a year ago or first quarter? Just give us some relative comparison of what that trend has been, please.

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Michael Fifer - Sturm Ruger - President, CEO

Okay, the question is what kind of mix of firearms are we seeing and how did that compare to a year ago? And we really don't give a lot of detail on that, but I can say that it's been pretty evenly spread. A thumb rule that was in place when I joined the Company was that sort of roughly half of the business was long guns, and a quarter of the business was revolvers, and a quarter of the business was pistols.

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                                                                               7

Reed Anderson - DA Davidson - Analyst

Okay.

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Michael Fifer - Sturm Ruger - President, CEO

And we've been largely capacity constrained in this kind of market and that's probably determined the mix of what we've actually shipped. But I think that broadly speaking that's reflected the demand -- that same ratio.

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Reed Anderson - DA Davidson - Analyst

Okay.

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Michael Fifer - Sturm Ruger - President, CEO

And I don't think that's really changed year-over-year. Within it, if I drill down -- you know as you would expect some of the semi automatic rifles like a
Mini 14 suddenly gained in popularity dramatically after the election. But I expect those to return to sort of more normal demand levels. And as you would expect bolt action rifles were less attractive immediately after the election, but as hunting season comes up we expect those to rebound.

Now some of the new product introductions may have caused some small shifts. For example, the LCP -- the light weight compact pistol we introduced roughly a year and a half ago has just been enormously popular. And if you look -- remember, the margin number last year and the backlog -- the average value of unit on backlog last year reflected that. The LCPs made up a huge portion of our backlog a year ago versus now they're just this sort of representative and there are a lot of other things on backlog, too.

But at the same time we just introduced a new 556 rifle, so we've got an initial stocking order that skewed the average order value up per unit and you saw that in the backlog numbers I just reported as well.

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Reed Anderson - DA Davidson - Analyst

Okay.

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Michael Fifer - Sturm Ruger - President, CEO

So I think if you think in terms of half long guns, half revolvers -- I mean one quarter revolvers, and one quarter pistols, you won't be far off. I'll look more closely at that for the next quarterly report.

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Reed Anderson - DA Davidson - Analyst

That's helpful. And then on that SR-556, when does that start shipping or has it already started shipping?

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Michael Fifer - Sturm Ruger - President, CEO

We started shipping that during June. There were quite a few units that actually got out in June and it's pretty regular going out every day. Build them every day, ship them every evening.

                                                                               8

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Reed Anderson - DA Davidson - Analyst

Okay, good, good. And then a question on the gross margins. The big step up you know versus last year and I don't know all the history there, but I presume that part of it is product mix and part of it is also just your ability to fulfill orders better. Can you just give us kind of order of magnitude, what are the big chunks of why you're able to go from a low twenties to a thirties kind of margin?

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Michael Fifer - Sturm Ruger - President, CEO

The main two reasons would be new product introductions which probably on average have higher margins than our historical products. And then the more mature products have benefited by the large increase in volume and that's enabled us to leverage the fixed costs and frankly some of the variable costs have done much better, too.

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Reed Anderson - DA Davidson - Analyst

Okay, good. That's helpful. I'll stop there and let somebody else have a crack at it. Thank you.

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Operator

Your next question comes from the line of Mark Close with Oppenheimer & Close.
Please proceed.

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Mark Close - Oppenheimer & Close - Analyst

Good morning. A couple quick questions on the 556. You said you did start shipping at the end of -- or in June. Can you give us a sense of how that sizes into the quarter end backlog? It sounds like your -- every piece that you're producing is being shipped, right, at this point?

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Michael Fifer - Sturm Ruger - President, CEO

Okay, the question is how does the 556 factor into the quarter end backlog. And let me give you a little history here. When the LCP came out a year and a half ago -- the light weight compact pistol -- we were frankly caught flat footed and really surprised -- pleasantly surprised at the number of units that were ordered. And, in fact, so many units were ordered that even when I doubled the planned production it was more than I could fulfill in one year.

So this time when we introduced the LCR -- the light weight compact revolver at the SHOT Show, I frankly limited the number of orders I would take because I didn't want to set the wrong expectations at our distributor and retailer level.
So, I put a significant limit on that and when we really got the line cranking along, then I have reopened to that to orders. So we're getting regular, steady reorders on that now.

And I did the same thing frankly on the 556 rifle. I've kind of learned the hard way it takes a while to ramp up production, so we put a limit on orders we took so that it does not unduly skew the quarterly results.

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Mark Close - Oppenheimer & Close - Analyst

Okay. And you had mentioned about the -- on how far along you are on your -- on lean production and that you still have a ways to go. And I was wondering if you can give us some sense of what percentage roughly you feel the overall production is lean and what percentage sort of needs to get there. And maybe a
-- I know you're not going to predict the future, but some sense of --

                                                                               9

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

It's a judgment call and my analysis, so we're probably kind of half way down the road. It might be interpreted differently from someone else, but as I look at areas on the shop floor that have had progress some areas are going into their second or third generation of change. But there are still some significant areas that have yet to really undergo the first bit.

We're putting the most effort where we think we can get the most bang for the buck, obviously. But maybe on a broad spectrum we're halfway down the road.

--------------------------------------------------------------------------------

Mark Close - Oppenheimer & Close - Analyst

Okay. And finally on the decision to take down the building in New Hampshire -
or most of the building -- can you, sorry, I assume that's being done based on forward expense saves -- to maintain the building and so on. Can you give us some sense of that and what the current depreciated value of that property is?

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

I may have to get some help from Tom here, but roughly the value of the business here -- or the building has depreciated down to zero and there's a modest environmental reserve forward of a few hundred thousand dollars. Frankly I was anticipating that the cost of knocking the building down would be about $1 million and that therefore the payback is pretty quick.

You know at last year's fuel prices that was probably one winter, and this year's fuel prices may be two winters. But as we have gotten more and more into the project, it looks like the true cost will probably be closer to $2 million to both demolish the old building, do all the environmental clean up, and do some moderate refurbishing of the parts of the building we're retaining.

We're retaining two parts of the building -- less than 25% of the overall building. And we're demolishing and cleaning up and grading the rest and doing the environmental remediation.

So at today's fuel prices, you know maybe that'll take me four winters to get it back, but there's some other expenses that I'm avoiding from security, maintenance of the building, avoiding a roof repair. You know there was hundreds of thousands of square feet of roof that were in really bad shape so that was --

--------------------------------------------------------------------------------

Mark Close - Oppenheimer & Close - Analyst

Will there be tax savings as well? Property tax?

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Uh --

--------------------------------------------------------------------------------

Thomas Dineen - Sturm Ruger - VP, Treasurer, CFO

Insignificant.

                                                                              10

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Frankly, I think the building will be worth more when I'm done.

--------------------------------------------------------------------------------

Mark Close - Oppenheimer & Close - Analyst

Okay, thanks.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

I would expect that in the coming quarter -- third quarter we will take the better part of a $2 million charge for the project. But it's a one time event and we will get definitely cash savings out of it going forward.

--------------------------------------------------------------------------------

Mark Close - Oppenheimer & Close - Analyst

Okay, thanks.

--------------------------------------------------------------------------------

Operator

(Operator Instructions)

And your next question comes from the line of Keith Morris with Ramsey Asset
Management. Please proceed.

--------------------------------------------------------------------------------

Keith Morris - Ramsey Asset Management - Analyst

Yes, hi. Thanks. I just had a quick question. You mentioned earlier that you estimated about 25% of your growth from an increase in market share. I was wondering if you could just expand on that a little bit and maybe talk about it a little bit where you're seeing -- where you think you're taking share. That would be great. Thanks.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Okay, the question is where do we think we've taken market share. And I'd like to expand that to sort of where we think we've lost market share as well. I mentioned that in some of the double action revolvers although we have significantly increased our production, demand far exceeded our production capabilities. And we hear anecdotally that some of the other guys did a better job getting product out to the shelves.

I would also say that in the kind of full sized pistol market segment, that's probably true as well. Demand far exceeded what we could build and we think some of the other guys -- some of the big, popular names you're all aware of, frankly, did a better job of getting product out there.

In 2007, I think we had a near record year and like our Rimfire semi-automatic, the 1022 and our Rimfire pistol, and then we broke that record in 2008, and in
2009 we're on track to make yet even more of those. I know it's not a bottomless pit, but I remain amazed at how well they're doing.

And, of course, you know that our light weight compact pistol -- the LCP has just gotten rave reviews across the industry and people tend to buy a lot of them. They buy them for all their family members. It's not a one time and I'm done. It's I got and gee, maybe I need to get a few more for my family. And so we've done very well there.

                                                                              11

And some of the products we've come out with are really -- like the LCP are entirely new categories for us. So therefore, any sales I get on that are frankly market share gain, although in this case when I gave you the numbers, I counted all the LCP sales, all the LCR sales, and all the 556 sales, and the SR9 sales in the new product category of 50% of my incremental growth.

So there were some of the other stable products where I did a better job fulfilling than the other guys, so that's really I think what it is. You know everybody in this industry was capacity constrained over the past few months and so whoever could fulfill better probably picked up some share and those who couldn't -- for example, Ruger in those two areas I identified, we probably lost some shares.

--------------------------------------------------------------------------------

Keith Morris - Ramsey Asset Management - Analyst

Great, thanks.

--------------------------------------------------------------------------------

Operator

And your next question comes from the line of [Chris Harrell] with Capco Asset
Management. Please proceed.

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Hey, good morning, Mike. Thank you very much for holding this call. We do appreciate it and I hope you continue it. The question I have -- or I have a couple of questions is on gross margin. And if you could just kind of delve into that a little bit more. I think at the annual meeting when we talked I felt you were fairly cautious on gross margin but it does seem that new products are at higher margins.

And if you guys continue to succeed at bringing new products to market, it seems that that higher gross margin mix would continue to help move it up as it did in this quarter. I wondered if you could compare that to what you're getting from productivity gains in mature products and volume leverage and why this path may continue or not.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Okay, the question is about gross margin and can I break it down in sort of volume versus new products versus higher efficiency and, frankly, I can't.
Unfortunately I can't do that.

I can summarize it to some degree with a colloquialism I heard years ago which is a busy factory is a happy factory. And I was in our factory yesterday and I just got approached by so many people as I walked through the floor with just big smiles and enthusiastic and they get their quarterly profit sharing tomorrow and they're dying to know how much it is because they know the factory is working well.

And one of them whispered to me that they're -- everything was going so great, they were so good, but there's still a couple bad apples but they were working
-- they and some of the other guys are working to encourage the bad apples to leave the plant. I was kind of surprised and you know thank you very much.

But you know when things are going well in factory, it's heads down, elbows up and these guys they want to work more. They want to work harder. And I don't think we can quantify that; we really can't. So some of it's volume related, some of it's because the guys are enthusiastic and know things are good.

                                                                              12

But we've all seen in our working careers when there's a slow down, frankly everybody moves a little bit slower. And that's harder for them to do in a single pre-slow cell where you've got metrics that show they can -- the TAKT time. TAKT is spelled T-A-K-T. The TAKT time in the cell is say 67 seconds and a piece should be coming out the end every 67 seconds and there's only two guys in the cell. It's a little harder for them to fake it and get to 130 seconds if they're worried about keeping their job.

So we have had a lot of communication with our employees that sort of no matter what the slow down we're going to go to extraordinary lengths to make sure that all the permanent employees get to keep their job. First, we'll cut back on some of the overtime and cut back in other areas.

But trying to keep the morale up and, of course, because they do have the profit sharing opportunity; they do have incentive to keep trying to work hard, to keep make it --. You know they can -- if they lose overtime maybe they can make it up with profit sharing. And we've had a lot of communication with them in that regard because, frankly, we all recognize the surge was an unusual event. It can't last forever. And we're trying to keep their morale up and, of course, it's skyrocketed and high right now. I mean they are really, really pumped. And that's just hard to measure.

But there is some definite related to volume that we could slip a little when the volume goes away. There is some definitely related to new products. And we've got a big R&D team hard at work on more stuff that we look forward to bringing out over the next couple of years.

Quite frankly, we've more than doubled the number of engineers in the past few years, significantly increased that staff and yet we're looking for more. We've got a project list of good ideals that far exceeds our ability to staff them right now.

And just general efficiency gains -- we'll do our best to hang on to those. But
I think it's unrealistic to assume that the level of gross margin would be maintained if there is a - you know if the volume drops some very significant percentage.

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Right, I can understand that.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

There's just no way to avoid that, so --

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Right. But let me ask you --

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

-- a greater comfort, but --

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

No, no. That's fine. I think that was good. Let me ask you this. Can you share with us the percentage -- you gave the new product you know as 50% -- sort of your guess. But can you share with us the percentage of the sales that were new products say you know in the fourth quarter, the first quarter, the second quarter -- the way that percentage has increased as a part of your mix? And where -- where it stands today?

--------------------------------------------------------------------------------

                                                                              13

Michael Fifer - Sturm Ruger - President, CEO

I can't because this is the first time we've gone ahead and measured it this way, so we haven't gone back to try to look at those. The LCP was a real strong product, but it's on a per unit basis it's not a whole lot of revenue. You know it's net to us -- it was roughly in the $200 range. So a whole lot of units multiplied by only $200 isn't very much, whereas the 556 is north of $1,000 per unit, so that's kind of a five to one ratio there.

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Right.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

They'll have a bigger impact.

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Right. Which is why you can still have a growing dollar backlog despite falling units.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Exactly.

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Okay. Can you -- you talked a little bit about it, but can you be a little more specific with each of the four new products where you feel like you are satisfactorily able to produce to demand versus where you feel like you're behind and still trying to play catch up? In other words -- I guess, I should say in order words are you satisfactorily meeting demand with one or more of them but some of them are not where they need to be.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Okay, there's a very interesting thing about selling a firearms to a retail channel. Now we don't do that directly, we sell to distribution who then sells to retail who then sells to the consumer.

But when a consumer comes into a firearms retailer looking for a product and it's not there and they don't get them very often but they do get them in occasionally, there's a scarcity factor. And when one shows up there's not a lot of hesitation. They don't hem and haw and think about it and gee, should I wait for the one to show up in OD green. So there's a certain little benefit that I think the whole industry enjoyed when there was some scarcity, particularly during the first quarter but to some degree in the second quarter.

So we have very deliberately limited the degree of our capacity increase. You know I could have continued to pour CapEx dollars into just adding more and more and more machines, but we tried to take the long view on what would be sustainable rates and to build a little more capacity than that but not go crazy adding a ton of capacity that might then end up sitting idle but I've still got to depreciate it for the next half dozen years.

So we still have significant backlogs on these products -- all of them, and we are still shipping everything we make every day. And I'm not yet building finished goods inventory in my warehouse on any of them.

                                                                              14

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Okay.

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

But I'm not going to increase capacity any more. You know when somebody goes into a store now looking for an LCP and there's rumors -- there was some last week and there aren't any now -- when he shows up next week and there's two in the counter he'll buy them both. He won't hesitate.

So there's a point of seriously diminishing returns for me to just endlessly increase capacity. Then, of course, you get that terrible hang over when the surge throttles back. So we've tried to use some judgment and balance it all out. We have significantly increased capacity. You can see how much our production is up quarter-over-quarter and year-over-year, but I think we've done enough on all those new products.

--------------------------------------------------------------------------------

Chris Harrell - Capco Asset Management - Analyst

Yes, good. Okay, well thank you.

--------------------------------------------------------------------------------

Operator

(Operator Instructions)

--------------------------------------------------------------------------------

Michael Fifer - Sturm Ruger - President, CEO

Thank you, folks. It's been about an hour, and there are no more questions showing up on our screen here. So, I appreciate your patience with our first attempt at a conference call. We're kind of learning as we did this. And again, please get your feedback to Tom Dineen. And thank you very much. We look forward to working with you again in the future.

--------------------------------------------------------------------------------

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                                                                              15

STURM, RUGER & CO., INC.

2nd Quarter 2009 Earnings Conference Call

July 30, 2009

9:00 a.m. EDT

ARMS MAKERS FOR RESPONSIBLE CITIZENS®
RUGER

Firearms unit data for orders, production, shipments and ending inventory for the last six quarters are as follows:

	2009		2008			
	Q2	Q1	Q4	Q3	Q2	Q1
Units Ordered	204,700	501,000	270,400	125,700	120,300	260,100
Units Produced	247,300	209,900	167,100	158,900	150,600	124,000
Units Shipped	246,200	213,700	208,100	146,000	136,700	135,700
Average Sales Prices	$286	$283	$275	$276	$270	$296
Units on Backorder	412,300	458,900	175,900	115,300	137,700	157,100
Units – Company Inventory	9,600	8,800	12,400	52,600	40,200	24,900
Units – Distributor Inventory	53,900	35,200	57,500	65,800	62,900	61,800

ARMS MAKERS FOR RESPONSIBLE CITIZENS® RUGER

Orders Received & Ending Backlog

The gross value of orders received and ending backlog for the trailing five quarters are as follows (in millions except average sales price, including Federal Excise Tax):

	2009		2008			
	Q2	Q1	Q4	Q3	Q2	Q1
Orders Received	$81.8	$154.3	$86.1	$33.5	$37.0	$73.8
Average Sales Price of Orders Received (2)	$400	$308	$287	$267	$275	$257
Ending Backlog (2)	$138.0	$136.3	$47.8	$27.9	$33.7	$40.7
Average Sales Price of Ending Backlog (2)	$335	$297	$269	$242	$245	$234

Note 1: Distributor ending inventory as provided by the Company's distributors.

Note 2: Average sales price for orders received and ending backlog is net of Federal Excise Tax of 10% for handguns and 11% for long guns.

ARMS MAKERS FOR RESPONSIBLE CITIZENS® RUGER

Our backlog dropped to 412,300 units as orders received in the second quarter decreased by 59% from the first quarter of 2009. This decline in orders received reflects the following:

- A reduction in the industry-wide surge in demand that began in the fourth quarter of 2008,
- The large backlog at the end of the first quarter that discouraged further orders,
- Prolonged ammunition shortage at retail that hindered retail firearms sales,
- Stronger inventories throughout the distribution channel, and
- Normal product seasonality.

ARMS MAKERS FOR RESPONSIBLE CITIZENS® RUGER

U.S. Commercial Market (US $ Billion)

$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
Assault Weapons Ban Enacted
Assault Weapons Ban Expired
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
• Long Guns
• Handguns

ARMS MAKERS FOR RESPONSIBLE CITIZENS® RUGER

June 2009 NICS Background Check Data

2006 2007 2008 2009
• June Down ~ 5% From May
• Still Up ~17% Over June '08
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
JAN
FEB
MAR
APR
MAY
JUN
JUL
AUG
SEP
OCT
NOV
DEC

ARMS MAKERS FOR RESPONSIBLE CITIZENS®
RUGER

2008-2009 CCW Permit Data by State

WA
OR
CA
NV
ID
MT
WY
UT
CO
AZ
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
AK
HI
Unrestricted - 2 States
"Shall Issue" - 37 States
"May Issue" - 9 States
Right Denied - 2 states

CCW Permit Issuance Increases by State

State	08-09
NH	13%
CT	21.8%
UT	41.1%
MI	11.7%
HI	19.2%
CO	87.5%
SC	24.2%
OH	194.9%
MN	134.6%
FL	18.5%
OK	15.9%

ARMS MAKERS FOR RESPONSIBLE CITIZENS®

Inventories consist of the following (in thousands):

	July 4, 2009	December 31, 2008
Inventory at FIFO		
Finished Products	$2,131	$2,790
Materials & Work in Progress	49,691	57,056
Gross Inventories	51,822	59,846
Less: LIFO Reserve	(43,160)	(44,338)
Less: Excess & Obsolescence Reserve	(2,597)	(3,569)
Net Inventories	$6,065	$11,939

ARMS MAKERS FOR RESPONSIBLE CITIZENS® RUGER

Three Months Ended			
	July 4, 2009		June 28, 2008	
Net Sales	$72,390	100.0%	$38,664	100.0%
Cost of products sold, before LIFO, overhead and labor rate adjustments to inventory, product liability, and product recall	46,255	63.9%	30,803	79.7%
LIFO (income) Expense	(929)	(1.3)%	2,130	5.5%
Overhead rate adjustments to inventory	1,071	1.5%	(1,062)	(2.8)%
Labor rate adjustments to inventory	289	0.4%	(1879)	(4.9)%
Product Liability	654	0.9%	177	0.5%
Product Recall	18	–	–	–
Total Cost of Products Sold	47,358	65.4%	30,169	78.0%
Gross Margin	$25,032	34.6%	$8,495	22.0%

ARMS MAKERS FOR RESPONSIBLE CITIZENS®
RUGER

Six Months Ended			
	July 4, 2009		June 28, 2008	
Net Sales	$135,920	100.0%	$81,170	100.0%
Cost of products sold, before LIFO, overhead and labor rate adjustments to inventory, product liability, and product recall	88,979	65.5%	61,623	75.9%
LIFO (income) Expense	(1,178)	(0.9)%	2,227	2.7%
Overhead rate adjustments to inventory	1,760	1.3%	(1,526)	(1.9)%
Labor rate adjustments to inventory	457	0.3%	(1,879)	(2.3)%
Product Liability	747	0.6%	367	0.5%
Product Recall	597	0.4%	1,208	1.5%
Total Cost of Products Sold	91,362	67.2%	62,020	76.4%
Gross Margin	$44,558	32.8%	$19,150	23.6%

ARMS MAKERS FOR RESPONSIBLE CITIZENS®
RUGER

Stock Option Exercises

ARMS MAKERS FOR RESPONSIBLE CITIZENS®
RUGER